Exhibit 99.1

Pulmatrix Reports Third Quarter 2021 Financial Results and Provides Business Update

Pulmazole contract dispute with Cipla resolved, expect to initiate Ph2b study in Q1 2023 for treatment of Allergic Bronchopulmonary Aspergillosis (ABPA)

PUR3100 (Acute Migraine Product) IND submission planned for Q1 2022 with Ph1 study start anticipated in Q2 2022

PUR1800 (Acute Exacerbation in COPD Product) Ph1b study on track for top-line data in Q1 2022

LEXINGTON, Mass., November 10, 2021 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today reports its third quarter 2021 financial results and provides a business update.

“The resolution of our contract dispute with Cipla is an important milestone which will enable the continued development of Pulmazole globally with our valued partners,” said Ted Raad, Chief Executive Officer of Pulmatrix. “After our successful FDA Type C Meeting in February, we are excited to resume clinical activities with Pulmazole which has the potential to address the underlying cause of ABPA while avoiding the side effects of oral antifungals and prolonged steroid treatment. In parallel, we are making steady progress across our pipeline with top-line data expected in Q1 2022 from our fully enrolled PUR1800 Phase 1b study and we expect the initiation of a PUR3100 Phase 1study in Q2 2022.”

Third Quarter and Recent Highlights:

Pulmazole

●	On November 8, 2021, we entered into an amendment (the “Amendment”) to our development and commercialization agreement with Cipla (the “Cipla Agreement”), which modifies certain provisions of the Cipla Agreement and resolves the current dispute between us and Cipla regarding each party’s respective performance of the Cipla Agreement. Cipla will continue to share 50% of all third-party costs for the development of Pulmazole and will share 40% of our personnel, consulting and overhead costs and will reimburse us for another 10% of such costs upon the timely achievement of development milestones.
●	As part of the resolution, the Cipla Agreement was amended to grant Cipla exclusive rights to Cipla territories (India, South Africa, Sri Lanka, Nepal, Iran, Yemen, Myanmar and Algeria) in exchange for 2% royalties under certain circumstances. For the Cipla territories, Cipla will be initiating a clinical program and potential commercialization at its own expense. The rest of the global rights will maintain the equal cost sharing related do development and commercialization costs and equal share of free cash flow from future sales of Pulmazole.
●	Pulmatrix has successfully completed a Type C Meeting with the U.S. Food and Drug Administration (FDA) for the further clinical development of Pulmazole and based on feedback from the Type C Meeting, intends to initiate a Phase 2b clinical study of Pulmazole in allergic bronchopulmonary aspergillosis (ABPA) with registration endpoints in Q1 2023 with topline data expected Q2 2024 which may enable a Phase 3 registration study.

PUR3100

We plan to request a Type C meeting with the FDA to further clarify some of the responses in relation to the overall nonclinical and clinical program. We expect to submit the IND in Q1 2022 and initiate the Phase 1 study in Q2 2022 with top line data expected in Q3 2022. Following the Phase 1 study, we plan to conduct a randomized placebo-controlled Phase 2 study in patients with migraine to assess the safety and effectiveness of 2 PUR3100 doses, in which the selection of the 2 doses has been informed by the initial clinical study. We anticipate that this Phase 2 study will initiate in Q4 2022 and complete in mid 2023.

1

PUR1800

●	Enrollment is complete in the ongoing Phase 1b clinical study of PUR1800 in acute exacerbations in COPD (AECOPD). Study endpoints include safety, tolerability, and exploratory biomarkers to demonstrate target engagement and anti-inflammatory effect.
●	PUR1800 Phase 1b top-line data is expected in Q1 2022.

Financials

As of September 30, 2021, Pulmatrix had $53.5 million in cash and cash equivalents, compared to $31.7 million for the year ended December 31, 2020.

Revenue for the third quarter of 2021 was $1.1 million, compared to $4.4 million for the same period in 2020. The revenue for the third quarter of 2021 was the result of the collaboration and licensing agreements with JJEI.

Research and development expense was $4.0 million in the third quarter of 2021 compared to $3.9 million for the same period in 2020. The increase year–over-year was primarily attributable to increased preclinical and manufacturing costs related to the PUR3100 project partially offset by decreased spend on the PUR1800 program and the Pulmazole Ph2 clinical trial.

General and administrative expense was $1.7 million for the third quarter of 2021 compared to $1.8 million for the same period in 2020. The decrease year–over-year was primarily attributable to decreased employment costs partially offset by increased legal expense.

Net loss was $8.2 million for the third quarter of 2021 compared to a net loss of $10.6 million for the same period of 2020. The $2.4 million decrease in net loss year-over-year resulted from a one- time warrant inducement charge of $9.3 million in 2020 which was partially offset by $3.6 million and $3.3 million that resulted from a goodwill impairment charge and fluctuation in revenue recognition, respectively, in 2021.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases such as allergic bronchopulmonary aspergillosis (“ABPA”), COPD, and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

2

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection; and the outcome of the Company’s dispute with Cipla regarding the continued development of Pulmazole. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as amended, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Timothy McCarthy, CFA

212.915.2564

tim@lifesciadvisors.com

3

PULMATRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At September 30,	At December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$53,491	$31,657
Accounts receivable	9	84
Prepaid expenses and other current assets	938	797
Total current assets	54,438	32,538
Property and equipment, net	345	361
Operating lease right-of-use asset	761	1,489
Long-term restricted cash	204	204
Goodwill	-	3,577
Total assets	$55,748	$38,169
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$875	$925
Accrued expenses	1,385	2,028
Operating lease liability	898	1,135
Deferred revenue	1,974	4,166
Total current liabilities	5,132	8,254
Deferred revenue, net of current portion	5,423	6,168
Operating lease liability, net of current portion	-	608
Total liabilities	10,555	15,030
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 authorized and 0 issued and outstanding at September 30, 2021 and December 31, 2020	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 56,249,062 and 36,105,097 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively.	6	4
Additional paid-in capital	295,796	257,604
Accumulated deficit	(250,609)	(234,469)
Total stockholders’ equity	45,193	23,139
Total liabilities and stockholders’ equity	$55,748	$38,169

4

PULMATRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues	$1,069	$4,372	$4,713	$10,634
Operating expenses:
Research and development	4,026	3,873	12,423	12,344
General and administrative	1,656	1,776	4,837	5,478
Goodwill impairment	3,577	-	3,577	-
Total operating expenses	9,259	5,649	20,837	17,822
Loss from operations	(8,190)	(1,277)	(16,124)	(7,188)
Other income (expense):
Interest income	1	13	6	78
Warrant inducement expense	-	(9,289)	-	(9,289)
Other income (expense), net	5	-	(22)	(10)
Net loss	$(8,184)	$(10,553)	$(16,140)	$(16,409)
Net loss per share attributable to common stockholders-basic and diluted	$(0.15)	$(0.31)	$(0.30)	$(0.62)
Weighted average shares of common stock used to compute basic and diluted net loss per share	56,249,062	33,924,499	53,081,963	26,284,826

5